EXHIBIT 10.3
EXECUTION

FIRST AMENDMENT AND CONSENT TO ASSIGNMENT OF
EXCLUSIVE LICENSE AGREEMENT

This First Amendment and Consent to Assignment of Exclusive License Agreement between The UAB Research Foundation and LipimetiX, LLC ("Amendment") is made and entered as of August 3, 2012 by and between The UAB Research Foundation ("UABRF"), LipimetiX, LLC ("LipimetiX") and LipimetiX Development, LLC ("Company").

RECITALS

WHEREAS, UABRF and LipimetiX entered into the Exclusive License Agreement between The UAB Research Foundation and LipimetiX, LLC (the "Agreement") governing the license and exploitation by LipimetiX of certain Licensed Patents as defined in the Agreement;

WHEREAS, the parties desire to assign the Agreement from LipimetiX to the Company as part of a corporate transaction and change of structure involving the parties of even date with this Amendment ("Transaction") and the parties desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby further agree as follows:

1. Definitions.  Any capitalized terms used in this Amendment, unless otherwise defined herein, have the meanings given those terms in the Agreement.

2. Consents.  UABRF consents and agrees to the assignment of the Agreement from LipimetiX to Company.  As a result of such assignment, the parties agree that all references to "Licensee" in the Agreement, as amended below, are deemed to refer to Company as of the date set forth above. LipimetiX retains any obligations and liabilities under the Agreement incurred prior to the date set forth above, including without limitation any obligations and liabilities under Section 6.2 and 6.3 of the Agreement.  UABRF further represents and agrees that each of the Transaction and the assignment of the Agreement from LipimetiX to Company, together and separately, do not constitute a "Qualified Funding Event" or "Non-Royalty Income", as those terms are defined in the Agreement, generating any obligations or liabilities under the Agreement, including without limitation any amounts due or payable to UABRF.  In addition, and for the purpose of clarity, the parties understand and agree that the term "Non-Royalty Income" does not and shall not include anything received For Value as a result of any sale or other disposition of Company or its business whether by merger, consolidation, sale of assets, sale of equity interest, or otherwise.

3. Representations.  UABRF reaffirms all representations and warranties of Section 10.1 and 10.3 of the Agreement.  UABRF and LipimetiX represent that (i) the Agreement is a valid and binding agreement in accordance with its terms and is in full force and effect, (ii) neither UABRF nor LipimetiX is in default under the Agreement and no event has occurred or condition exists which, with the giving of notice or passage of time or both, would constitute a default under the Agreement, excepting only with respect to Sections 5.1 and 5.2 of the Agreement that LipimetiX owes $305,953.69 as of the date hereof to UABRF for unpaid patent expenses, of which $161,274.77 is in arrears, which condition shall be remedied in full upon receipt by UABRF of the payment set forth in the last sentence of this paragraph, and (iii) there are no Disclaimed Licensed Patents and all rights provided and granted to LipimetiX under the Agreement are valid and subsisting. LipimetiX affirms that as of the effective date of this Amendment, LipimetiX shall transfer $314,651.30 to UABRF composed of $305,953.69 for unpaid patent expenses under Sections 5.1 and 5.2 of the Agreement and $8,697.61 for the 1.0% per month late payment penalty pursuant to Section 5.13 of the Agreement.

4. Amendments.  The Agreement is amended as follows:

4.1 Section 1.9.  Section 1.9 of the Agreement is deleted in its entirety and replaced with the following:

'"Improvements' means any modification, improvement, replacement, alternative, or enhancement to a device, method, composition, invention, discovery or product that (a) is conceived or reduced to practice after the Effective Date and before the third anniversary of the execution of the First Amendment and (b) is a modification, improvement, enhancement, alternative or replacement in which Dr. G. M. Anantharamaiah (or any UAB employee working directly under Dr. Anantharamaiah's supervision) or any Inventor(s) makes an inventive contribution under applicable laws and (c) (i) is related to any of the descriptions, specifications, or claims in any Licensed Patent, or (ii) is covered by a Valid Patent Claim, or (iii) is a modification, improvement, or enhancement the development, manufacture, use, import, export, offer for sale or sale of which is covered by (or which cannot be undertaken or completed without infringing) a Valid Patent Claim set forth in one or more of the Licensed Patents and (d) in which right, title and interest is owned by UAB, in whole or in part, pursuant to the criteria set forth in Board Rule 509 as promulgated by the Board of Trustees of the University of Alabama or is contractually required to be assigned to UAB or its designee."

4.2 Section 1.31.  Section 1.31 is amended to read, "'Term' is defined in Section 9.1."

4.3 Section 1.35.  Section 1.35 is deleted in its entirety and replaced with the following:

"'Valid Patent Claim' means (i) a pending patent claim included within the Licensed Patents, (ii) an issued and unexpired patent claim included within the Licensed Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, to which an appeal has not or cannot be taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise."

4.4 Section 1.36.  A new Section 1.36 is added to read as follows, "'Licensed Cases' means those UABRF internal case numbers (UXXXX-XXXX) identified on Exhibit A."

4.5 Section 1.37.  A new Section 1.37 is added to read as follows:

"'Subsequent Improvements' means any Improvements that are conceived or reduced to practice after the third anniversary of the execution of the First Amendment."

4.6 Section 1.38.  A new Section 1.38 is added to read as follows:

"'First Amendment' means that certain First Amendment and Consent to Assignment of Exclusive License Agreement, dated August 3, 2012, by and between The UAB Research Foundation, LipimetiX, LLC and LipimetiX Development, LLC."

4.7 Section 2.6.  The following is added as a new subsection (a) to Section 2.6, "In the event of any Subsequent Improvements, upon receipt from the relevant Inventor(s) of the applicable intellectual property disclosure, UABRF shall promptly provide reasonably detailed written notice of the existence and substance of the Subsequent Improvement to the Licensee ("Subsequent Improvement Notice") and Licensee shall have an exclusive first option to  license such

Subsequent Improvement in the Licensed Field of Use in the Licensed Territory during the Term under terms and conditions to be negotiated by the parties in good faith.  The Licensee may exercise its option by providing written notice to UABRF of its exercise of the option within ninety (90) days after receipt of a Subsequent Improvement Notice.  In the event the Licensee timely exercises its option but the Parties fail to reach agreeable terms within ninety (90) days after the Licensee exercises its option, UABRF shall be free to negotiate with and enter into license agreements with Third Parties with respect to the applicable Subsequent Improvement (but not any of the Licensed Patents).  In the event the Licensee does not exercise its option or fails to exercise it timely, UABRF shall be free to negotiate with and enter into license agreements with Third Parties with respect to the applicable Subsequent Improvement (but not any of the Licensed Patents).

4.8 Section 3.1.  The first reference to "Licensed Patents" in the first sentence of Section 3.1 is revised to read "Licensed Products."

4.9 Section 5.4.  Section 5.4(a) and 5.4(b) are deleted in their entirety and replaced with the following:

"The parties understand and agree that UABRF is a partial owner of LipimetiX and as a result of the Transaction of even date is a partial owner of the Company.  As a result, UABRF hereby agrees that all amounts in excess of One Hundred Thousand and No/100 Dollars ($100,000) paid under this Agreement, as amended by the First Amendment, pursuant to Sections 5.8, 5.9 and 5.11 (the "UABRF Payments") shall be taken in account for, and shall reduce on a dollar for dollar basis, the amount of any distributions that would otherwise be payable by the Licensee to UABRF in accordance with the Amended and Restated Limited Liability Company Agreement of LipimetiX Development, LLC ("LLC Agreement") of even date with the First Amendment, and shall accordingly reduce on a dollar for dollar basis the amount of Net Income (as defined in the LLC Agreement) that would otherwise be allocated to UABRF under the LLC Agreement.  For the avoidance of doubt, this Section 5.4 is intended to amend UABRF's economic interest in Licensee so as to reduce UABRF's rights to proceeds and distributions with respect to such economic interest by the amount of the UABRF Payments."

4.10 Section 5.8.  The reference to "Last Patent Claim" in the first sentence, seventh line of Section 5.8 is revised to read "last Valid Patent Claim."

4.11 Section 8.4.  Section 8.4(c)(vi) is revised to read as follows, "…may not transfer or assign it to any Third Party except as otherwise permitted by this Agreement pursuant to Section 12.5."

4.12 Section 9.2.  The following is added at the end of Section 9.2 as a new sentence, "In the event of any termination by Licensee under this Section 9.2, Licensee shall have no additional obligations or liabilities to UABRF, other than complying with any obligations that have accrued prior to the date of termination."

4.13 Section 12.7.  UABRF’s and Company's addresses for notices under the Agreement as contemplated by Section 12.7 are as set forth on the signature page of this Amendment.

4.14 Exhibit C.  Exhibit C, along with Exhibit I and Exhibit II to Exhibit C, are deleted in their entirety.

5. Counterparts.  This Amendment may be executed by facsimile signatures or electronic signature in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one document.

6. Entire Agreement.  The parties expressly intend to modify and amend the terms of the Agreement as set forth above.  This Amendment, together with the Agreement it modifies and the Exhibits attached to the Agreement constitutes the entire agreement of the parties and supersedes all previous communications either written or oral between the parties with respect to the subject matter herein.  In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of the Amendment shall govern.  Except as otherwise expressly set forth above, all terms and conditions of the Agreement remain in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the day and year first above written.

The UAB Research Foundation	LipimetiX, LLC

Signature: __________________________	Signature: __________________________

Printed Name: David Winwood	Printed Name: Dennis I. Goldbeerg

Title: Chief Executive Officer	Title: President and Chief Executive Officer

LipimetiX Development, LLC

Signature: __________________________

Printed Name: Dennis I. Goldberg

Title: Manager

Address For Notices:	Address For Notices:
The UAB Research Foundation	LipimetiX Development, LLC
Attention: The Chief Executive Officer	c/o Benu BioPharma, Inc.
1720 Second Ave. South	50 Lands End Ln
Birmingham, Alabama 35294	Sudbury, MA 01760

By Courier:	with a copy to:
770 Administration Building	LipimetiX Development, LLC
701 20th Street South	Attn: John M. Holliman, III
Birmingham, AL 35233	1275 W Washington St # 101
Tempe, AZ 85281

with a copy to:
Peter Schoch
Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
850 Winter Street
Waltham, MA 02451

Signature Page - First Amendment and Consent To
Assignment of Exclusive License Agreement